Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Closes on 83-Acre Sale of Land in Cranberry Township

Site to Serve as New HQ for Westinghouse Electric Company

PITTSBURGH, August 2, 2007 – MSA (NYSE: MSA), the world’s leading provider of sophisticated safety products, today announced it has closed on the sale of 83 acres of land at its Cranberry Woods campus to Wells Real Estate Investment Trust II – Cranberry Woods Development, Inc. for $14.6 million. The property will serve as the future headquarters site for Westinghouse Electric Company’s expanding worldwide operations. In March, Westinghouse announced its plans to relocate its existing operations in Monroeville and Churchill, Pa. to MSA’s Cranberry Woods office park.

Land preparation and construction of the new Westinghouse site is expected to begin later this month with initial occupancy planned for the second half of 2009.

MSA expanded its 326-acre corporate campus into the Cranberry Woods office park in 2000. There are currently seven office buildings on the property, along with the Regional Learning Alliance, the Pittsburgh Marriott North hotel, and the Hereford and Hops Steakhouse and Brewpub. Following the Westinghouse transaction, 80 acres of available land will remain on the MSA property.

About MSA

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $914 million, manufacturing operations throughout the United States and Europe, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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